                                                                   EXHIBIT 23.7

                  [Letterhead of C.C. Pace Consulting, L.L.C.]

                                November 29, 1999

CE Generation, LLC
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

         This letter is furnished relating to the exchange of $400,000,000 principal amount of unregistered 7.416% Senior Secured Bonds Due December 15, 2018 (the "Old Securities") for $400,000,000 principal amount of registered 7.416% Senior Secured Bonds Due December 15, 2018 (the "New Securities").

         We consent to the references to us in (1) the "CE Generation Consolidated Proforma Analysis" by Fluor Daniel, Inc., which is attached as Appendix A to the Prospectus included in the Registration Statement being filed by CE Generation, LLC in respect of the New Securities (the "Prospectus"), and (2) the "Independent Engineer's Report--CE Generation LLC Natural Gas Projects," by R.W. Beck, Inc., which is attached as Appendix B to the Prospectus.


                                                C.C. PACE CONSULTING L.L.C.

                                                By: /s/ Daniel E. White
                                                    ----------------------------
                                                    Name: Daniel E. White
                                                    Title: Senior Vice President